Exhibit 99.1

QUARTERLY REPORT March 2022   1 Highlights SAFETY / OPERATIONS Australia TRIFR of 3.26 and U.S. TRIR rate of 1.97 as of 31 March 2022. U.S. operations achieved the lowest quarterly TRIR rate in Coronado history and recorded no LTIs in the March quarter. Logan operation received safety awards from West Virginia Holmes Safety Association and West Virginia Coal Association. Group ROM production for the March quarter was 6.7 Mt, up 5.0% on the December quarter. Group Saleable production for the March quarter was 4.2 Mt, up 1.4% on the December quarter. Commencement of 7th fleet at Curragh Main mining area and transition to direct management and operation of four fleets at Curragh North is well advanced. COAL SALES Group Sales volumes for the March quarter were 4.4 Mt, up 1.4% compared to the December quarter. Record quarterly Group Realised Met Coal price of $267 per tonne (mix of FOR / FOB / Domestic pricing), up 24.4% compared to the December quarter. Met Coal benchmark prices remain well above long-term averages with elevated demand for Coronado products in Europe. FINANCIAL AND CORPORATE Record quarterly Group Revenue of $947 million, up 22.3% on the previous record revenue December quarter of $775 million. Record liquidity levels with Closing Cash of $571 million and Net Cash of $257 million at 31 March 2022. FY21 Dividend payment completed in early April and a Net Cash position retained after payment. Group Mining cost per tonne sold for the March quarter was $76.3 per tonne impacted by inflationary pressures and increased pre-strip activities at the Curragh mine in accordance with the mine plan. FY22 costs are expected to be within the market guidance range ($69 - $71 per tonne). Group Capital Expenditure for the March quarter was $40.4 million. S&P Global Ratings credit rating upgrade of Coronado from ‘B’ to ‘B+’; Moody’s Investors Service credit rating upgrade of Coronado from ‘B2’ to ‘B1’. Fixed annual dividend policy of $0.10 cents (USD) per CDI announced. Coronado Global Resources Inc. ARBN: 628 199 468 Registered Office Level 33, Central Plaza One 345 Queen Street Brisbane QLD 4000 Australia T +61 7 3031 7777 E investors@coronadoglobal.com www.coronadoglobal.com About Coronado Coronado Global Resources Inc. is a leading international producer of high-quality Met Coal, an essential element in steel production. Our coals, transformed in the steelmaking process, support the manufacture of everyday steel-based products, including renewable energy infrastructure, that enrich lives around the world. Coronado has a portfolio of operating mines and development projects in Queensland, Australia, and Pennsylvania, Virginia and West Virginia in the United States. Coronado is one of the largest Met Coal producers globally by export volume, serving customers on five continents. Coronado is committed to operating in an ethical and sustainable manner and supporting the communities in which we operate. The management team has extensive global experience with blue-chip resource companies. It has a successful track record of building and operating coal mining operations in Australia, the United States and globally. This operational experience is supplemented with a strong knowledge base of domestic and international coal markets and their key drivers. Coronado was listed on the ASX on 23 October 2018. All $ values are US dollars unless otherwise stated. All production and sales tonnages are in metric tonnes unless otherwise stated. All information contained within this release is unaudited. Coronado will release its Quarterly Form 10-Q to the ASX and SEC on 10 May 2022.

Message from the CEO Gerry Spindler, Chief Executive Officer 2 The first quarter of 2022 was a quarter marked by a series of records for Coronado. We achieved record safety results in our U.S. operations, record Group revenues, record realised pricing and record liquidity. In addition, Coronado completed the first quarter with higher ROM production, higher saleable production and higher sales volumes than the prior quarter. In early April, we completed the distribution to shareholders of our FY21 dividend, with the Company remaining in a Net Cash position post payment. Coronado was one of the first pure-play coal operators in the world to return to a Net Cash position following the impacts of COVID-19 and lower price cycle. Our balance sheet is strong, and we are delivering on our capital management plans as promised. Today, the Board is pleased to announce plans to initiate a fixed dividend to Shareholders as part of Coronado’s distribution policy. Subject in each case to the discretion of the Board of Directors, Coronado expects to declare and distribute $0.005 (USD) per CDI biannually to Shareholders. This announcement provides greater certainty for Shareholders on future distributions. Distributions of fixed dividends do not change our policy to distribute 60 – 100% of Free Cash Flow each year. Q1 2022 Operational Overview Coronado completed the first quarter with Group ROM coal production of 6.7 Mt (up 5.0%), saleable production of 4.2 Mt (up 3.5%) and sales volumes of 4.4 Mt (up 1.4%) compared to the December quarter. We are seeing the threat of COVID-19 dissipating which is resulting in higher labour availability rates at all our operations. This has been a driver for improved production rates in the first quarter, but we continue to focus on implementing our mine plans with production weighted to the second half of the year. During the quarter, Buchanan undertook maintenance activities to improve hoisting capabilities and Curragh increased waste movement rates following the implementation of the 7th fleet at Curragh Main mining area. As of 31 March 2022, our Australian TRIFR was 3.26, down from 8.92 at 31 March 2021, representing a 63% year-on- year improvement. The U.S. operations recorded a TRIR of 1.97 at the end of March 2022, compared to a rate of 2.81 at 31 March 2021, representing a 30% improvement. March quarter safety statistics for the U.S. operations were the lowest in Coronado history. Additionally, the U.S. operations recorded no Lost Time Injuries (LTI) in the quarter. I would like to congratulate the workforce at our Logan Complex, specifically the Lower War Eagle, Eagle #1, Muddy Bridge, Construction Crew, and Saunders Preparation Plant divisions, for being awarded the West Virginia Holmes Safety Association Awards for excellent safety performance in 2021. In addition, our Logan General Manager has been nominated to receive the West Virginia Office of Miners Health and Safety Directors Special Recognition Award. Balance Sheet and Liquidity Coronado generated a record quarterly revenue of $947 million for the March quarter, up 22% compared to the previous record December quarter. Met coal sales make up 95% of revenues. The robust price environment saw Coronado report Net Cash of $257 million and Available Liquidity of $671 million at 31 March 2022. Both S&P and Moody’s issued upgraded corporate credit ratings for Coronado during the quarter. Metallurgical Coal Markets The Russia / Ukraine conflict pushed seaborne Met Coal prices to the highest levels in history with the PLV HCC FOB AUS price reaching $670/tonne in March. On the back of continued strong demand and the Russia / Ukraine conflict risk premium the average PLV HCC FOB AUS price index for the March quarter increased 32% over the prior quarter. Met Coal prices and revenues for shipments from our U.S. and Australian operations reached record levels during the quarter and remain elevated due to strong global demand and disrupted Russian coal supply. Due to our coal contracts in general being on a three-month lag basis, we expect June quarter realised pricing improve further. Chinese steel production recovered quickly after the end of the Winter Olympics due to the lifting of steel output restrictions but have seen a recent weakening in sentiment following COVID-19 lockdowns which have disrupted the logistics chains of raw materials and steel end-users. We expect, over time, China steel production to return to typical levels and maintain U.S. coal imports throughout 2022 while retaining the Australian coal embargo. Looking beyond the near term, Coronado expects Met Coal prices to moderate from their current highs over the course of 2022 but to remain elevated above historical averages due to the ongoing trade constraints from Russia and China and elevated thermal coal prices providing a floor for Met Coal prices.

Production and Sales

Quarterly Production and Sales Performance

Summary Information (unaudited)		Mar Q22	Dec Q21	Change	Mar 2022 YTD	Mar 2021 YTD	Change
ROM Production	**Mt**	**6.7**	**6.4**	**5.0%**	**6.7**	**6.8**	**(1.9%)**
Australia	Mt	3.5	3.3	3.9%	3.5	3.6	(3.5%)
USA	Mt	3.2	3.1	6.3%	3.2	3.2	(0.2%)
Saleable Production	**Mt**	**4.2**	**4.1**	**3.5%**	**4.2**	**4.6**	**(7.5%)**
Australia	Mt	2.7	2.6	2.9%	2.7	3.0	(11.2%)
USA	Mt	1.6	1.5	4.6%	1.6	1.6	(0.5%)
% Met Coal	%	78.4%	77.1%	1.3%	78.4%	82.8%	(4.4%)
Sales Volumes	**Mt**	**4.4**	**4.3**	**1.4%**	**4.4**	**4.4**	**(1.3%)**
Australia	Mt	2.8	2.8	(0.4%)	2.8	2.9	(5.2%)
USA	Mt	1.6	1.5	4.9%	1.6	1.5	6.5%
Sales Mix							
Met Coal	%	76.9%	78.9%	(2.0%)	76.9%	82.6%	(5.7%)
Thermal Coal	%	23.1%	21.1%	2.0%	23.1%	17.4%	5.7%
Export Sales	%	68.0%	74.0%	(6.0%)	68.0%	77.0%	(9.0%)
Domestic Sales	%	32.0%	26.0%	6.0%	32.0%	23.0%	9.0%
AU- Realised Met Price (FOB)	US$/t	305.8	228.8	33.7%	305.8	94.2	224.6%
PLV HCC FOB AUS Index Price	US$/t	485.7	368.7	31.8%	485.7	127.1	282.2%
% of PLV HCC FOB AUS Index	%	63.0%	62.1%	0.9%	63.0%	74.1%	(11.1%)
US - Realised Met Price (FOR)	US$/t	220.0	195.5	12.5%	220.0	94.5	132.8%
% of PLV HCC FOB AUS Index	%	45.3%	53.0%	(7.7%)	45.3%	74.4%	(29.1%)
Group - Realised Met Price (combination of FOB / FOR)	US$/t	266.5	214.3	24.4%	266.5	94.3	182.6%
% of PLV HCC FOB AUS Index	%	54.9%	58.1%	(3.2%)	54.9%	74.2%	(19.3%)

Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to the Appendix for operation specific production and sales data. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

ROM coal production for the Group in the March quarter was 6.7 Mt, 5.0% higher than the December quarter. ROM production from the Australian operations (Curragh) of 3.5 Mt and the U.S. operations of 3.2 Mt were 3.9% and 6.3% higher respectively compared to the prior quarter.

Saleable production for the Group of 4.2 Mt was 3.5% higher than the December quarter. March quarter saleable production from Australia of 2.7 Mt was 2.9% higher than the December quarter in addition to a 10% increase in waste movement in the quarter (March Q: 42.6 Mbcms vs December Q: 38.6Mbcms). Additional capacity was installed at the Curragh Main mining area with the introduction of the 7th fleet for 12 months with a priority focus on waste removal. Production increases over the prior quarter are primarily due to the impacts on production from above average wet weather and the temporary suspension of operations due to the safety incident in the December quarter. The U.S. operations' saleable production of 1.6 Mt was 4.6% higher than the December quarter due to greater labour availability as the impacts from COVID-19 dissipate. The production increases in the U.S. operations occurred despite three days of downtime for maintenance works at the Buchanan mine to improve hoisting capacity.

March quarter sales volumes for the Group were 4.4 Mt, 1.4% higher than the December quarter. Sales from Curragh of 2.8 Mt were consistent with prior quarter and sales from the U.S. were 1.6 Mt, up 4.9% on the prior quarter.

The Group realised record Met Coal prices in the March quarter. The Group realised Met coal price for the March quarter (mixture of FOB / FOR / Domestic pricing) was US$266.5 per tonne, an increase of 24.4% from the December quarter. Australia's realised Met Coal price was $305.8 per tonne (FOB) for the March quarter, an increase of 33.7% compared to the previous quarter and a new record. Similarly, in the U.S. operations, the realised Met Coal price for the March quarter of $220.0 per tonne (mixture FOR / Domestic fixed) was 12.5% higher than the prior quarter and a new record.

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4 Source: S&P Global Platts As a percentage of total sales for the March quarter, export sales were 68.0%, down 6% from the previous quarter. Coronado’s proportion of Met Coal sales revenue as a percentage of total coal revenues in the March quarter was 95.2%. 515.00 535.00 443.25 0.00 100.00 200.00 300.00 400.00 500.00 600.00 700.00 USD   Price   per   Metric   Tonne Metallurgical Coal Price PLV HCC FOB AUS LV HCC FOB USEC PLV HCC CFR China 68% 32% Q1 FY22 Export Volume Mix Export Domestic 95% 5% Q1 FY22 Revenue Mix Metallurgical Coal Thermal Coal

5 Financial and Corporate March quarter revenue was $947 million (unaudited), up 22.3% compared to the December quarter, a new record for Coronado. March revenues eclipsed the previous record, which was set in the prior quarter. Q1 2022 mining cost per tonne sold for the Group was $76.3 per tonne. Higher mining costs per tonne are attributable to inflationary pressures, the commencement of the 7th Fleet at Curragh Main focussed on pre-strip activities and the undertaking of identified maintenance activities at Buchanan. Despite the increases, the Company expects full-year costs to be within the market guidance range of $69.0 - $71.0 per tonne as production levels are weighted to the second half of 2022. Q1 2022 capital expenditure of $40.4 million was up 78.7% on Q1 2022 ($22.6 million). FY22 capital expenditure is expected to be higher than 2021, as previously guided (FY22 guidance $170 - $190 million), as the Group undertakes capital works to increase production rates in the second half of 2022 and in future years from both Australia and the U.S. Strong cash flow generation in the quarter saw Coronado strengthen its Balance Sheet and enhance liquidity. At 31 March 2022, the Company’s Net Cash position was $257 million, consisting of a record closing cash balance of $571 million and $314 million aggregate principal amount of 10.750% Senior Secured Notes due 2026 (“Notes”). Coronado has Available Liquidity of $671 million as of 31 March 2022, comprising cash and cash equivalents (excluding restricted cash) and available borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 (“ABL Facility”). On 31 March 2022, S&P Global Ratings (“S&P”) raised its issuer credit rating for Coronado to ‘B+’ from ‘B’ and confirmed a ‘Stable Outlook’ for the Company. S&P also raised the issue-level rating on the Notes to ‘BB-’ from ‘B+’. On 8 April 2022, Moody’s Investors Service (“Moody’s”) raised Coronado’s corporate credit and Notes ratings to ‘B1’ from ‘B2’ and confirmed a ‘Stable Outlook’ for the Company. On 8 April 2022, Coronado completed the payment of its previously declared US$0.09 per CDI unfranked ordinary dividend. The total dividend paid of US$150.9 million was fully funded from available cash, and Coronado remains in a Net Cash position post distribution. After payment of the dividend, Coronado has returned US$870 million to shareholders since the IPO. Coronado will release its full quarterly financial results to the market on 10 May 2022 (AEST). Coronado will hold an Annual General Meeting (AGM) of security holders at 10.00am on 26 May 2022 (AEST).

6 Capital Management and Distribution Policy Coronado is committed to a balanced capital management plan that involves: 1. Maintaining a strong balance sheet 2. Distributions to Shareholders 3. Pursuing organic growth opportunities 4. Pursuing accretive in-organic growth opportunities To that end, Coronado announces the plan to initiate a biannual fixed dividend (“Fixed Dividend”) of $0.005 (USD) per CDI (e.g., USD$0.01/CDI/annum) in addition to the biannual variable dividend (“Variable Dividend”) which will together conform to the Company’s over-arching distribution policy to payout between 60% - 100% of Free Cash Flow per year. Upon Board approval, the Company expects to distribute Fixed Dividend payments following the release of Coronado’s half-year and full-year results in accordance with acceptable timelines as required by the ASX. All distributions (fixed or variable) are subject to, among other matters, the Board’s discretion. The Variable Dividend may take the form of cash dividends, share buy-backs or other distributions. The payment of dividends under this policy will be subject in each instance to Board review in the context of Coronado’s profitability, retained earnings, capital priorities, working capital requirements, covenants in the terms of the Notes, acquisition opportunities, market conditions, and forward financial assessments. Dividends (including Fixed Dividends) will initially remain unfranked until sufficient franking credits are accumulated.

7 Operational Overview and Outlook Health and Safety The safety and well-being of our workforce continue to be Coronado’s number one priority. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) at 31 March 2022 was 3.26, compared to 8.92 at 31 March 2021. In the U.S., the 12-month rolling average Total Reportable Incident Rate (TRIR) at 31 March 2022 was 1.97, compared to 2.81 at 31 March 2021. Quarterly safety statistics for the U.S. operations were the lowest in Coronado history. Additionally, the U.S. operations recorded no Lost Time Injuries (LTI) in the quarter. Reportable rates in Australia and the U.S. reflect improvements compared to the same period in the prior year and remain below the relevant industry averages. New and revised health and safety initiatives across all Coronado operations continue to be implemented quarterly. In Australia, the implementation of fatal hazard and critical control verification programs have commenced; Felt leadership programs; Contractor management alignment to SHMS; effectiveness audits; and development of a health and hygiene standard are among several initiatives implemented in recent times. In the U.S., the impacts on our workforce from COVID-19 are dissipating, and greater workforce availability is occurring. This has allowed for greater in-person training in the quarter, resulting in 8,000- man-hours of discretionary training that has helped set solid expectations for new hires and articulate Coronado’s safety culture and focus. Australia (Curragh) ROM production for the March quarter was 3.5 Mt (3.9% higher), saleable production was 2.7 Mt (2.9% higher), and sales volume was 2.8 Mt (no change) compared to the December quarter. Higher March quarter production rates have been realised compared to the prior quarter, which was impacted by above average wet weather and temporary closure following the safety incident. During the quarter, additional capacity was installed at the Curragh Main mining area with the introduction of the 7th fleet for 12 months. The priority for this additional fleet is waste removal. The Curragh mine is also well advanced in establishing previously announced dry-hire arrangements at the Curragh North mining area, which will see the conversion of four fleets to a Coronado operated model. In the March quarter, Curragh realised an average Met Coal price of $305.8 per tonne (FOB), 33.7% higher than the December quarter and a record for the segment. Curragh seaborne contracts are traditionally negotiated every quarter with reference to the average prior three-month index. Given that benchmark index prices were again higher during the first quarter, Coronado expects further improvements to Curragh’s average realised Met Coal price in the June quarter. Curragh’s focus for the June quarter and the remainder of 2022 is to continue implementing the ‘One Curragh Plan’ to drive operational performance to the mine plan, thereby ensuring greater coal availability. Production rates for the mine are weighted to the second half of the year, with an elevated focus on waste removal / box cut works in the first half to improve dragline strike length and decongest the mine. Planned maintenance activities to one of Curragh’s draglines and the CHPP facilities are planned for the June quarter. Highwall mining activities are scheduled for the second half of the year. United States (Buchanan, Logan and Greenbrier) ROM production for the March quarter was 3.2 Mt (6.3% higher), saleable production was 1.6 Mt (4.6% higher) and sales volume was 1.6 Mt (4.9% higher) compared to the December quarter. Production and sales volumes have increased as the U.S. operations have experienced greater labour availability as the impacts of COVID-19 dissipate. Increases are despite three days of downtime for maintenance works at the Buchanan mine in the period to improve hoisting capacity. In the March quarter, the U.S. realised an average Met Coal price of $220.0 per tonne, 12.5% higher than the December quarter and a record for the segment. U.S. price realisations reflect the majority of export tonnages being sold on a FOR basis and one-third of production sold under annual domestic contracts at an average price of $187 per tonne. Due to continued elevated demand and pricing for U.S. sourced Met Coal, Coronado expects strong pricing and further improved realisations into the June quarter. The focus for the U.S. operations is to continue to optimise production levels to meet the strong demand and continue to take advantage of the heightened price environment. Compared to other Met Coal producers, Coronado maintains a competitive advantage given its geographical diversification and ability to access the Chinese market combined with the heightened interest from European steel mills due to the Russia / Ukraine conflict. The Greenbrier mine continues to remain idle and held for sale. Negotiations with various third parties for the sale of the mine continue.

This announcement was authorised for release by the Board of Coronado Global Resources Inc. For further information, please contact: Corporate Media Andrew Mooney Helen McCombie P +61 458 666 639 Citadel Magnus E amooney@coronadoglobal.com P +61 411 756 248 E hmccombie@citadelmagnus.com Coal Market Outlook The conflict in Ukraine supercharged an already tight market in the first quarter with prices surging by over $250/tonne to record levels of $670/tonne in mid-March. This risk premium was driven by prompt purchases of non-Russian coal against a backdrop of uncertainty with respect to logistical constraints, increasing sanctions and restrictions on trade finance. The benchmark PLV HCC FOB AUS average index price for the March quarter was $485/tonne (Dec Q: $369/tonne), while the benchmark LV HCC FOB USEC average index price for the December quarter was $413/tonne (Dec Q: $375/tonne). Despite the ongoing uncertainty and tight supply, Met Coal prices have fallen from their mid-March highs but have remained at levels more than double historical averages. COVID-19 lockdowns in China have also led to disruptions to logistics along the steel value chain including supply of steel to end-users as well as supply of raw materials to steel mills, lowering domestic steel and Met Coal demand in the short term. Coronado Met Coal remains in high demand. Our high- quality products and unique geographical diversification allow us to ship product into China from our U.S. operations, while the embargo on Australian sourced coal into China continues. Additionally, we are experiencing heightened requests for Met Coal from existing and new European customers. Coronado expects Met Coal demand to continue to be positive in 2022 offset by improved supply from both Australia and Mongolia moving the market back into some semblance of balance. Prices are expected to reduce from the current highs, but remain supported by continued strong Met Coal demand, trade constraints with respect to China and Russia, and Met Coal prices supported by high energy costs benefiting thermal coal prices, providing support and a floor to Met Coal prices. Exploration & Development Mon Valley Minerals (MVM) plans to develop a new underground Met Coal mine with a small footprint of surface facilities. Met Coal will be produced from the Upper Freeport Coal Seam in the safest, lowest-cost, and most environmentally responsible manner to supply coal to the southwestern Pennsylvania regions and beyond. MVM retains approximately 134 million metric tonnes of marketable Met Coal reserves. It is envisaged that this project once operating will create a significant number of new permanent jobs in the region. Limited works on this project were completed in the March quarter, however Coronado plans to re-commence core hole drilling, subsurface geotechnical exploration and permitting works later in the year. At our Curragh Complex, no exploration drilling works were completed in the quarter, although planning for additional reserve and gas drilling is planned for later in the year. Prior drilling results continue to be evaluated regarding a potential future underground mining area. Reporting Calendar Report Date FY22 Q1 Financial Results / Form 10-Q 10 May 2022 Annual General Meeting 26 May 2022

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may," "could," "believes," "estimates," "expects," "intends," "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K filed with the ASX and SEC on 23 February 2022 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Quarterly Production and Sales Performance by Mine

Summary Information (unaudited)		Mar Q22	Dec Q21	Change	Mar 2022 YTD	Mar 2021 YTD	Change
ROM Production	**Mt**	**6.7**	**6.4**	**5.0%**	**6.7**	**6.8**	**(1.9%)**
Curragh	Mt	3.5	3.3	3.9%	3.5	3.6	(3.5%)
Buchanan	Mt	1.7	1.8	(7.2%)	1.7	1.8	(4.9%)
Logan	Mt	1.5	1.2	27.0%	1.5	1.4	5.5%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Saleable Production	**Mt**	**4.2**	**4.1**	**3.5%**	**4.2**	**4.6**	**(7.5%)**
Curragh	Mt	2.7	2.6	2.9%	2.7	3.0	(11.2%)
Buchanan	Mt	1.0	1.1	(2.9%)	1.0	1.1	(6.1%)
Logan	Mt	0.5	0.4	24.6%	0.5	0.5	13.1%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%
Sales Volumes	**Mt**	**4.4**	**4.3**	**1.4%**	**4.4**	**4.4**	**(1.3%)**
Curragh	Mt	2.8	2.8	(0.4%)	2.8	2.9	(5.2%)
Buchanan	Mt	1.0	1.1	(3.1%)	1.0	1.1	(5.5%)
Logan	Mt	0.5	0.4	26.0%	0.5	0.4	31.8%
Greenbrier	Mt	0.0	0.0	0.0%	0.0	0.0	0.0%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

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10 Reconciliation of Non-GAAP financial measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Non-GAAP financial measures used in this report include (i) sales volumes and average realised price per Mt or Met Coal sold, which we define as Met Coal revenues divided by metallurgical sales volume; and (ii) average mining costs per Mt sold, which we define as mining costs divided by sales volumes. We evaluate our mining cost on a cost per metric tonne basis. Mining costs is based on reported cost of coal revenues, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine. Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results. A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below: For the three months ended 31 March 2022 (In US$000, except for volume data, unaudited) Total Consolidated Total costs and expenses 574,733 Less: Selling, general and administrative expense (7,876) Less: Restructuring costs - Less: Depreciation, depletion and amortization (38,009) Total operating costs 528,848 Less: Other royalties (83,032) Less: Stanwell rebate (29,053) Less: Freight expenses (59,264) Less: Other non-mining costs (40,218) Total mining costs 317,281 Sales Volume excluding non-produced coal (MMt) 4.2 Average mining costs per tonne sold 76.3 A reconciliation of Net Cash is shown below for each of the periods presented in this report: 31 March 2022 (In US$000, except for volume data, unaudited) Total Consolidated Cash and restricted cash 571,467 Less: Restricted cash (251) Cash and cash equivalents (excluding restricted cash) 571,216 Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026 (314,453) Net Cash 256,763

A reconciliation of Realised price per Mt of Met Coal sold is shown below for each of the periods presented in this report:

	For the three months ended 31 March 2022		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**605,298**	**341,827**	**947,125**
Less: Other revenues	9,000	1,497	10,497
Total coal revenues	**596,298**	**340,330**	**936,628**
Less: Thermal coal revenues	42,289	2,610	44,899
Met Coal revenues	**554,009**	**337,720**	**891,729**
Volume of Met Coal sold (Mt)	1.8	1.5	3.3
Realised price per Mt of Met Coal sold	**$305.8/t**	**$220.0/t**	**$266.5/t**

	For the three months ended 31 December 2021		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**483,753**	**290,760**	**774,513**
Less: Other revenues	8,774	1,661	10,435
Total coal revenues	**474,979**	**289,099**	**764,078**
Less: Thermal coal revenues	37,253	1,116	38,369
Met Coal revenues	**437,726**	**287,983**	**725,709**
Volume of Met Coal sold (Mt)	1.9	1.5	3.4
Realised price per Mt of Met Coal sold	**$228.8/t**	**$195.5/t**	**$214.3/t**

	For the three months ended 31 March 2021		
(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated
Total Revenues	**238,293**	**137,818**	**376,111**
Less: Other revenues	8,843	66	8,909
Total coal revenues	**229,450**	**137,752**	**367,202**
Less: Thermal coal revenues	22,998	768	23,766
Met Coal revenues	**206,452**	**136,984**	**343,436**
Volume of Met Coal sold (Mt)	2.2	1.4	3.6
Realised price per Mt of Met Coal sold	**$94.2/t**	**$94.5/t**	**$94.3/t**

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Glossary

A$	Australian dollar currency	**LV HCC FOB USEC index price**	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
ABL	Asset Based Lending facility	**Mbcms**	Million Bank Cubic Metres of waste movement
AEST	Australian Eastern Standard Time	**Met Coal**	Metallurgical quality coal
AU / AUS	Australia	**Mining costs per tonne sold**	Refer Non-GAAP Financial Measures section
ASX	Australian Securities Exchange	**Mt**	Million tonnes, metric
Available Liquidity	Cash and Cash Equivalents (excluding restricted cash) and available Borrowings under our senior secured asset-based revolving credit facility dated 12 May 2021 ("ABL facility")	**PCI**	Pulverised Coal Injection
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows	**PLV HCC FOB AUS index price**	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
CDI	Chess Depositary Interest	**Net Cash / (Debt)**	Refer Non-GAAP Financial Measures section
CHPP	Coal Handling Preparation Plant	**Realised Met price**	Refer Non-GAAP Financial Measures section
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter	**ROM**	Run of Mine, coal mined unwashed
EBITDA	Earnings before interest, tax, depreciation and amortization	**Saleable production**	Coal available to sell, either washed, available to be washed (yield adjusted), or bypassed
FOB	Free On Board in the vessel at the port		
FOR	Free on Rail in the railcar at the mine	**Sales Volumes**	Sales to third parties
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.	**Strip Ratio**	Ratio of overburden removed to coal mined (ROM)
FY	Full Year 1 January to 31 December	**TRIFR**	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per million hours worked on a rolling 12-month basis
HCC	Hard coking coal	**TRIR**	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis
HVA	High Vol A	**TRIR**	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis
HVB	High Vol B	**US$**	United States dollar currency
HY	Half Year 1st January to 30th June	**U.S.**	United States of America
IPO	Initial Public Offering	**VWAP**	Volume Weighted Average Realised Price
Index	Platts Premium Low Volatile HCC, US$/t FOB East Coast Australia		
Kt	Thousand tonnes, metric		
LTI	Lost Time Injury		

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